Exhibit 99.1

               Pacific Energy Partners, L.P. Announces
                 First Quarter 2003 Financial Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--April 30, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) announced net income for the three months ended March 31, 2003, of $6.1 million compared with $9.2 million in the corresponding period of 2002, a decrease of $3.1 million, or 34%. Net income per unit for the first quarter of 2003 was $0.29 per limited partner unit. The results for the 2002 period are prior to the Partnership's July 2002 initial public offering and reflect a significantly different capital structure. Ownership for the full three months of 2003 of our Western Corridor system and Salt Lake City Core system, which were acquired on March 1, 2002, increased our current quarter income. However, this increase was more than offset by higher interest expense, increased general and administrative expense as a result of the significant growth we experienced in 2002 and becoming a publicly traded company, and lower volumes on the West Coast and in the Rocky Mountains.
    On April 21, 2003, the Partnership declared a quarterly cash distribution of $0.4625 per unit to unitholders for the first quarter of 2003. The distribution will be paid on May 15, 2003, to record holders as of April 30, 2003. Distributable cash flow for the first quarter of 2003 was $10.3 million, or $0.48 per limited partner unit.
    Irvin Toole, Jr., President and CEO, said, "We continue to look forward to closing the acquisition of the assets of Edison Pipeline and Terminal Company (EPTC) which requires approval by the California Public Utilities Commission (CPUC). Although it is possible that we could receive CPUC approval in the second quarter of 2003, it now appears more likely that a CPUC decision will not be issued until the third quarter. As we have indicated previously, we expect this acquisition to be immediately accretive to both net income and distributable cash flow per unit. Excluding the pending EPTC acquisition, we continue to expect net income per unit for 2003 to be in the range of $1.10 to $1.20 per unit. We are forecasting net income for the second quarter to be in the range of $0.26 to $0.30 per unit."
    As expected, in the first quarter of 2003, maintenance activities were undertaken by several customers at their refineries in both Los Angeles and Salt Lake City which reduced our volumes as compared to first quarter 2002 when less maintenance occurred. Net revenues for the three months ended March 31, 2003, totaled $31.0 million compared to $26.6 million for the comparable period in 2002, an increase of $4.4 million, or 17%. This increase was associated primarily with the acquisition of the Western Corridor system and Salt Lake City Core system assets in the Rocky Mountain region on March 1, 2002. The first quarter of 2002 included one month of operations, whereas the first quarter of 2003 included three months of operations.
    Total expenses for the three months ended March 31, 2003, were $21.2 million compared to $16.5 million for the comparable period in 2002, an increase of $4.7 million, or 28%. Operating costs, general and administrative costs and depreciation all increased as a result of the Rocky Mountain asset acquisition. In addition, general and administrative expense increased as result of costs associated with being a public company and costs associated with the company's long-term incentive plan.
    Net interest expense for the three months ended March 31, 2003 totaled $4.0 million, an increase of $2.7 million from the first quarter of 2002, reflecting our current capital structure.
    Capital expenditures were $0.6 million for the quarter ended March 31, 2003, of which $0.3 million was for sustaining, or maintenance projects. We expect maintenance capital expenditures during 2003 to be approximately $2.7 million.
    Pacific Energy Partners, L.P., a Delaware limited partnership headquartered in Long Beach, California, owns and operates crude oil midstream assets located in California and the Rocky Mountain region with over 3,000 miles of pipelines and 4.6 million barrels of storage capacity. The Partnership is engaged in gathering, blending, transporting, storing and distributing crude oil. The Partnership generates revenues primarily by charging tariff rates for transporting crude oil through its pipelines.
    We will host a conference call at 4:30 p.m. EST on Thursday, May 1, 2003, to discuss the results of the first quarter of 2003. Please join us at www.PacificEnergyPartners.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the live discussion.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as "anticipates," "expects," "estimates," "forecasts," "projects" and similar expressions, identify these forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations, financial performance and other factors discussed in its filings with the Securities and Exchange Commission ("SEC"). Among the factors that could cause results to differ materially are those risks discussed in the Partnership's SEC filings including our Annual Report on Form 10-K for the year ended December 31, 2002 and our Registration Statement on Form S-1, as amended, filed with the SEC and relating to our initial public offering.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       AND OPERATING HIGHLIGHTS
                              (Unaudited)
                            (In thousands)

                                                      For the Three
                                                      Months Ended,
                                                        March 31,
                                                     2002      2003
Operating revenues:
  Pipeline transportation revenue                  $21,069   $25,291
  Crude oil sales, net of purchases                  5,526     5,659
    Net revenues                                    26,595    30,950

Expenses:
  Operating                                         11,206    13,045
  Transition costs                                     832        --
  General and administrative expenses                1,342     3,982
  Depreciation and amortization                      3,087     4,181
    Total expenses                                  16,467    21,208

Share of net income of Frontier                        268       341

Operating income                                    10,396    10,083

Net interest expense                                (1,332)   (3,990)
Other income                                           117        35
Net income                                          $9,181    $6,128

Calculation of unitholders' interest for the
 three months ended March 31, 2003:
Net income                                                    $6,128
  Less: General Partner's interest                              (123)
  Unitholders' interest in net income                         $6,005
Net income per unit(1)                                         $0.29

Calculation of Distributable Cash Flow(2) for
 the three months ended March 31, 2003:
Net income                                                    $6,128
  Plus: depreciation and amortization                          4,181
  Plus: amortization of debt issue costs                         270
  Less: maintenance capital expenditures                        (324)
Distributable Cash Flow                                       10,255
  Less: General Partner's interest                              (205)
  Unitholders' interest in Distributable Cash Flow           $10,050
Distributable Cash Flow per Unit(1)                            $0.48

Operating Data (barrels per day, in thousands)

West Coast Operations:
  Pipeline throughput                                168.5     159.3
Rocky Mountain Operations:
  Salt Lake City Core system throughput(3)            68.8      64.8
  Western Corridor system throughput(3)               21.1      13.4
  AREPI pipeline throughput                           41.9      35.5
  Frontier pipeline throughput                        39.8      35.3

(1) Based on 20,930,000 weighted average units outstanding which include 1,865,000 common and 10,465,000 subordinated units held by the General Partner.

(2) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our current report on Form 8-K to be filed on May 1, 2003.

(3) Volumes for 2002 represent one month from the acquisition date of March 1, 2002.



                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                            (In thousands)

                                                  Dec. 31,   March 31,
                                                    2002       2003
Assets
Current assets                                    $66,071    $70,611
Property and equipment, net                       404,842    401,335
Investment in Frontier                              9,175      8,424
Other assets                                        6,950      6,701
    Total assets                                 $487,038   $487,071
Liabilities and Partners' Capital
Current liabilities                               $41,643    $45,883
Long-term debt                                    225,000    225,000
Other long term liabilities                         5,200      5,604
Accumulated other comprehensive loss               (7,375)    (8,236)
Partners' capital (net parent investment)         222,570    218,820
    Total liabilities and partners' capital      $487,038   $487,071


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                            (In thousands)

                                                     For the Three
                                                      Months Ended
                                                        March 31,
                                                     2002      2003

Cash flows from operating activities:
  Net income                                        $9,181    $6,128
    Depreciation, amortization and share of
     net income of Frontier                          2,819     4,110
    Working capital adjustments                     (8,486)   (4,344)
      Net cash provided by operating activities      3,514     5,894

Cash flows from investing activities:
  Acquisition of pipeline assets                   (96,055)       --
  Additions to property and equipment                 (564)     (560)
  Disposal of property and equipment                    --        47
    Net cash used in investing activities          (96,619)     (513)

Cash flows from financing activities:
  Net proceeds from note payable to bank            87,000        --
  Capital contributions of members                   8,744        --
  Distributions to members and partners             (6,000)   (9,878)
  Due from related party                              (122)       --
    Net cash provided by (used in) financing
     activities                                     89,622    (9,878)

Net increase (decrease) in cash and cash
 equivalents                                        (3,483)   (4,497)
Cash and cash equivalents, beginning of period       9,511    23,873

Cash and cash equivalents, end of period            $6,028   $19,376

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562/728-2871
             562/728-2881 (fax)